UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Southern Copper Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2007

Dear Common Stockholder:

You are cordially invited to attend the annual meeting of stockholders, which will be held at Baja California No. 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, April 26, 2007, at 9:00 A.M., Mexico City time. We hope you can be with us.

At the meeting, you will be asked to elect fourteen directors, to approve an amendment to our by-laws, and to ratify the selection of PricewaterhouseCoopers S.C. as our independent accountants.

The meeting also provides you with an opportunity to review our activities and our plans and prospects for the future.

It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date, and mail the enclosed proxy card. Please do so today. In Peru, you may deliver your signed proxy card to our offices in Lima, Ilo, Toquepala, and Cuajone. In Mexico, you may deliver your signed proxy card to our offices in Mexico City.

Sincerely,

Germán Larrea Mota-Velasco	Oscar González Rocha
Chairman of the Board	President and Chief
Executive Officer

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, TEL (602) 494-5328
Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru
TEL (511) 512-0440, ext. 3312 (Spanish), ext. 3325 (English)

Baja California No. 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico

TEL (52-55) 5080-0050, Ext. 7364

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028	Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 26, 2007

To the Common Stockholders of Southern Copper Corporation:

The annual meeting of stockholders of Southern Copper Corporation will be held at Baja California No. 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on Thursday, April 26, 2007, at 9:00 A.M., Mexico City time, for the following purposes:

(1)            To elect our fourteen directors, who will serve until the 2008 annual meeting;

(2)            To amend our by-laws to eliminate the provisions that have been made extraneous or inconsistent with our Amended and Restated Certificate of Incorporation, as amended, as a result of the elimination of our Class A Common Stock;

(3)            To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers S.C. as our independent accountants for calendar year 2007; and

(4)            To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 23, 2007 (the “record date”) will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw their proxies and vote in person if they wish.

By order of the Board of Directors,
/s/ ARMANDO ORTEGA GÓMEZ
Armando Ortega Gómez, Secretary
Phoenix, Arizona, March 29, 2007

Your Vote is Important
Please mark, sign, date and return your enclosed proxy card

PROXY STATEMENT

This proxy statement is furnished as part of the solicitation by the Board of Directors of Southern Copper Corporation (“SCC”, “us”, “our”, or the “Company”), 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA, and Avenida Caminos del Inca No. 171, Chacarilla del Estanque, Santiago de Surco, Lima 33, Peru, of the proxies of all holders of common stock (the “Common Stockholders” or “you”) to vote at the annual meeting to be held on April 26, 2007, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed commencing on or about March 29, 2007, to the Common Stockholders of record on March 23, 2007. Additional copies will be available at our offices in the United States, Lima and other locations in Peru.

Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If we receive a signed proxy with no voting instructions given, such shares will be voted for the proposal to elect directors, for approval of the amendment to our by-laws, and for the proposal to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers S.C. (“PwC”), as our independent accountants for the calendar year 2007. Any proxy may be revoked at any time prior to the exercise thereof by notice from you, received in writing by our Secretary, or by written ballot voted at the meeting or by delivery of a later dated proxy card.

Our outstanding shares consist of Common Stock, par value $0.01 per share (the “Common Stock”). At the close of business on March 23, 2007 we had outstanding 294,461,250 shares of Common Stock. Each share of Common Stock outstanding on March 23, 2007, the record date for the annual meeting, is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote.

VOTING SECURITIES

Our Amended and Restated Certificate of Incorporation, as amended (our “Certificate”), provides that the number of Directors shall be fixed from time to time by resolution of a majority of the Board of Directors, provided that the number of directors shall not be less than six or more than fifteen. The Board of Directors at its meeting held on January 25, 2007 fixed the number of directors at fourteen. The directors are elected by the Common Stockholders, with each share of Common Stock outstanding at the March 23, 2007 record date entitled to one vote at the annual meeting.

A plurality of the votes cast by you is required for the election of the fourteen directors. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast “For” or “Against” any nominee. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.

The proposal to amend our by-laws to eliminate the provisions that have been made extraneous or inconsistent with our Certificate, as a result of the elimination of our Class A Common Stock, will be adopted upon the affirmative vote of 80% of the voting power of all shares of Common Stock entitled to vote.  Abstentions and broker non-votes will have the same effect as a vote “Against” the foregoing proposal to amend our by-laws.

The affirmative vote of a majority of the votes cast in person or by proxy at the meeting by the holders of shares of Common Stock entitled to vote thereon is required to ratify the selection of the independent accountants described in this proxy statement. Abstentions and broker non-votes are counted for quorum purposes but are not counted either as votes cast “For” or “Against” the proposal to ratify the selection of the independent accountants described in this proxy statement.

Quorum

Our by-laws provide that the presence in person or by proxy of the Common Stockholders of record holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for purposes of electing directors and voting on proposals other than the election of directors.

No Dissenters’ or Appraisal Rights

Stockholders who do not consent to the amendment of our by-laws as described in this proxy statement are not entitled to assert dissenters’ or appraisal rights under Section 262 of the Delaware Business Corporation Law.

ELECTION OF DIRECTORS

Fourteen nominees are proposed for election by you at the annual meeting. The nominees to be voted on by you are Emilio Carrillo Gamboa, Alfredo Casar Pérez, Jaime Fernando Collazo González, Xavier García de Quevedo Topete, Oscar González Rocha, J. Eduardo González Félix, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán. All of the nominees are currently serving as directors.

Our Certificate requires the Board of Directors to include a certain number of special independent directors. A special independent director is a person who (i) satisfies the independence standards of the New York Stock Exchange (“NYSE”) (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by a Special Nominating Committee of the Board of Directors.

The Special Nominating Committee, composed of Messrs. Luis Miguel Palomino, Carlos Ruiz Sacristán (each a Special Designee), and Xavier García de Quevedo Topete (the Board Designee), has nominated Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors.  Additionally, the Board of Directors at its meeting held on January 25, 2007 selected Mr. Emilio Carrillo Gamboa as our fifth independent director. For further information please see the section on “Special Independent Directors/Special Nominating Committee.”

Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee.

NOMINEES FOR ELECTION AS DIRECTORS

The following fourteen individuals have been nominated for election to the Board of Directors.

Common Stock Director	Age	Position
Germán Larrea Mota-Velasco	53	Chairman of the Board and Director
Oscar González Rocha	68	President, Chief Executive Officer, and Director
Emilio Carrillo Gamboa	69	Director
Alfredo Casar Pérez	53	Director
Jaime Fernando Collazo González	55	Director
Xavier García de Quevedo Topete	60	Executive Vice President, Chief Operating Officer and Director
J. Eduardo González Félix	38	Vice President, Finance and Chief Financial Officer, and Director
Harold S. Handelsman	60	Director
Genaro Larrea Mota-Velasco	46	Director
Armando Ortega Gómez	46	Vice President, Legal, General Counsel, Secretary, and Director
Luis Miguel Palomino Bonilla	47	Director
Gilberto Perezalonso Cifuentes	64	Director
Juan Rebolledo Gout	56	Director
Carlos Ruiz Sacristán	57	Director

Germán Larrea Mota-Velasco,   Director. Mr. Larrea has been Chairman of the Board since December 1999, Chief Executive Officer from December 1999 to October 2004, and a director of the Company since November 1999. He has been Chairman of the Board of Directors, President and Chief Executive Officer of Grupo México S.A.B. de C.V. (holding) since 1994. Mr. Larrea is also the Chairman and Chief Executive Officer of Americas Mining Corporation (“AMC”) (mining division) since 2003. Mr. Larrea has been Chairman of the Board of Directors and Chief Executive Officer of Grupo Ferroviario Mexicano (railroad division) since 1997. Mr. Larrea was previously Executive Vice Chairman of Grupo México S.A.B. de C.V., and has been member of the Board of Directors since 1981. He is also Chairman of the Board of Directors and Chief Executive Officer of Empresarios Industriales de México (holding), Perforadora México (drilling company), México Compañia Constructora (construction company), Fondo Inmobiliario (real estate company), since 1992. He founded Grupo Impresa, a printing and publishing company in 1978, remaining as the Chairman and Chief Executive Officer until 1989 when the company was sold. He is also a director of Grupo Financiero Banamex, (Citigroup) S.A. de C.V., Banco Nacional de México, S.A., Consejo Mexicano de Hombres de Negocios, and Grupo Televisa, S.A. de C.V. He and Mr. Genaro Larrea Mota-Velasco are brothers.

Oscar González Rocha,   Director. Mr. Oscar González Rocha has been our Chief Executive Officer since October 21, 2004 and its President since December 1999. He has been a director of the Company since November 1999. Previously, he was our General Director and Chief Operating Officer from December 1999 to October 20, 2004. Mr. González has been a director of Grupo México S.A.B. de C.V. from 2002 to present and Managing Director of Mexicana de Cobre, S.A. de C.V. from 1986 to 1999 and of Mexicana de Cananea, S.A. de C.V. from 1990 to 1999. He has been an alternate director of Grupo México S.A.B. de C.V. from 1988 to April 2002.

Emilio Carrillo Gamboa,   Director. Mr. Emilio Carrillo Gamboa has been a director of the Company since May 30, 2003 and is our fifth independent director nominee. Mr. Carrillo Gamboa is a prominent lawyer in Mexico and has been a partner of the law firm Bufete Carrillo Gamboa, S. C., a law firm specializing in corporate, financial, commercial, and public utility issues, for the last five years. Mr. Carrillo Gamboa has extensive business experience and currently serves on the boards of many prestigious international and Mexican corporations as well as charitable organizations. Since March 9, 2005 he is Chairman of the Board of the Mexico Fund, Inc. (NYSE—msxf), a nondiversified closed-end management investment company. He is also Chairman of the Board of Holcim-Apasco, S.A. de C.V. (cement company). Mr. Carrillo was Director General of Teléfonos de Mexico S.A. de C.V. (“TELMEX”) and from July 1987 to February 1989, he was Mexico’s Ambassador to Canada. Mr. Carrillo is a director of the following companies: Grupo Modelo, S.A. de C.V. (beer brewing), Kimberly-Clark de México, S.A. de C.V. (consumer products), San Luis Corporacion, S.A. de C.V. (automotive parts), Empresas ICA Sociedad Controladora, S.A. de C.V. (construction), Holcim Apasco, S.A. de C.V., The Mexico Fund, Inc., Bank of Tokyo—Mitsubishi (México), S.A., Gasoductos de Chihuahua, S. de R.L. de C.V. and subsidiaries, Grupo Posadas, S.A. de C.V., and Grupo México S.A.B. de C.V. and subsidiaries. He is a member of the Valuation, Contract Review and Nominating and Corporate Governance Committees of the Mexico Fund and a member of the Audit Committee of the following companies: Empresas ICA Sociedad Controladora, S.A. de C.V. since 2002, Holcim-Apasco S. A. de C. V. since 2002, Grupo Modelo, S.A. de C.V. since 2002, Kimberly-Clark de México, S.A. de C.V. since 2002, San Luis Corporacion, S.A. de C.V. since 2002, The Mexico Fund, Inc. since 2002, Grupo México S.A.B. de C.V. since 2003, and Grupo Posadas since 2006. Except for Bank of Tokyo—Mitsubishi (México), S.A., and Gasoductos de Chihuahua, S. de R.L. de C.V., which are private companies, the rest are public companies listed on the Mexican Stock Exchange, and two are listed on the NYSE:  The Mexico Fund, Inc., and Empresas ICA Sociedad Controladora, S.A. de C.V. Mr. Carrillo Gamboa has a law degree from the Autonomous National University of Mexico, attended a continuous legal education program at Georgetown University Law School, and practiced at the World Bank.

Alfredo Casar Pérez, Director.  Mr. Casar Pérez has been a director since October 26, 2006.  He has been a member of the Board of Directors of Grupo México S.A.B. de C.V. since 1997. He is also a member of the Board of Directors of Ferrocarril Mexicano, S.A. de C.V., an affiliated company of Grupo México S.A.B. de C.V., since 1998 and its Chief Executive Officer since 1999.  From 1992 to 1999, Mr. Casar served as Chief Executive Officer and Member of the Board of Directors of Cia. Perforadora Mexico and Mexico Compañía Constructora, two affiliated companies of Grupo México S.A.B. de C.V.

Mr. Casar served as Project Director of ISEFI, a subsidiary of Banco Internacional in 1991 and Executive Vice President of Grupo Costamex in 1985.  Mr. Casar also worked for Bufete Inmobiliario, Secretaria de Agricultura and El Colegio de Mexico.  Mr. Casar holds a degree in Economics from the Autonomous Technological Institute of Mexico, ITAM, and one in Industrial Engineering from the Anahuac University.  He also holds a Master’s in Economics from the University of Chicago.

Jaime F. Collazo González,   Director. Mr. Collazo González has been a director of the Company since April 28, 2004 and our Vice President, Finance and Chief Financial Officer from April 28, 2004 to March 10, 2005. He has been Director of Administration, Auditing and Information Technology of Grupo México S.A.B. de C.V. since March 2004. From 1998 to 2003, Mr. Collazo González held the position of Managing Partner of Administration and Business Consulting, SC (a business consulting firm). Previously, he held several positions with IBM de Mexico, S.A., the last one being Vice President and Chief Financial Officer, prior to his retirement in 1998. He holds a Bachelor’s degree in Administration from Universidad Tecnológica de México and a Master’s degree in Business Administration from Instituto Tecnológico y de Estudios Superiores de Monterrey.

Xavier García de Quevedo Topete,   Director. Mr. García de Quevedo has been a director of the Company since November 1999 and our Executive Vice President and Chief Operating Officer since April 12, 2005. He has been the President and Chief Executive Officer of Minera Mexico, S. A. de C. V. since September 2001 to date. He was President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V. from December 1997 to December 1999, and Managing Director of Exploration and Development of Grupo México, S.A.B. de C.V. from 1994 to 1997. He has been a Director of Grupo México S.A.B. de C.V. since April 2002. Mr. García de Quevedo is the Chairman of the Mining Chamber of México.

J. Eduardo González Félix,   Director. Mr. Eduardo González Félix has been a director of the Company and our Vice President, Finance and Chief Financial Officer since March 11, 2005. He has been the President and Chief Financial Officer of the Mining Division of Grupo México S.A.B. de C.V. (“AMC”) from January 2004 to March 2005 and its Chief Financial Officer from 1999 to March 2003. Mr. González has been the Chief Financial Officer of Minera Mexico from mid-2001 to December 2003. He had also headed Grupo México S.A.B. de C.V.’s Treasury and Investor Relations departments from 1999 to 2001. Prior to joining Grupo México S.A.B. de C.V., Mr. González was a Senior Associate at McKinsey & Company, Inc., heading work for clients in various countries and industry sectors. Mr. González holds two degrees from the University of Arizona in Economics and Political Science and a Master in Business Administration in Finance and International Business from the University of Chicago, Graduate School of Business. He has also concluded extensive graduate studies and research in Political Philosophy and European Union Economics at the Oxford University in England. Mr. González has also worked at the Kimberly-Clark Corporation and at the Chicago Board of Trade.

Harold S. Handelsman,   Director. Mr. Handelsman has been a director of the Company since August 2002 and is a special independent director nominee. Mr. Handelsman has been Executive Vice President and General Counsel of The Pritzker Organization, LLC, a private investment firm, since 1998. Mr. Handelsman has also been a senior executive officer of the Hyatt Corporation since 1978 and currently serves as Executive Vice President of Global Hyatt Corporation, and is a director of a number of private corporations. He received a B.A. degree from Amherst College in 1968 and a J.D. degree from Columbia University in 1973.

Genaro Larrea Mota-Velasco,   Director. Mr. Larrea was our Vice President, Commercial from December 1999 until April 25, 2002, and has been a director since November 1999. He was Managing Commercial Director of Grupo México S.A.B. de C.V. from 1994 to August 30, 2001, and has been a director of Grupo México S.A.B. de C.V. since 1994. He and Mr. Germán Larrea Mota-Velasco are brothers.

Armando Ortega Gómez,   Director. Mr. Ortega has been our Vice President-Legal and Secretary since April 25, 2002 and a director since August 2002. He has been our General Counsel since October 23, 2003. Previously, he was our Assistant Secretary from July 25, 2001 to April 25, 2002. He was General Counsel of Grupo México S.A.B. de C.V. from May 2001 to February 2007. Previously, he headed the Unit on International Trade Practices of the Ministry of Economy of Mexico with the rank of Deputy Vice Minister from January 1998 to mid-May 2001, and was negotiator for international matters for said Ministry from 1988 to May 2001.

Luis Miguel Palomino Bonilla,   Director. Mr. Luis Miguel Palomino Bonilla has been a director of the Company since March 19, 2004 and is a special independent director nominee. Mr. Palomino has been the principal and senior consultant of Proconsulta International (a financial consulting firm) since 2003. Previously he was First Vice President and Chief Economist, Latin America for Merrill Lynch Pierce Fenner & Smith, New York (investment banking) from 2000 to 2002. He was Chief Executive Officer, Senior Country and Equity Analyst of Merrill Lynch, Peru (investment banking) from 1995 to 2000. Mr. Palomino has held various positions with banks and financial institutions as an economist, financial advisor and analyst. He has a PhD in finance from the Wharton School of the University of Pennsylvania, Philadelphia, and graduated from the Economics Program of the University of the Pacific, Lima, Peru.

Gilberto Perezalonso Cifuentes,   Director. Mr. Gilberto Perezalonso Cifuentes has been a director of the Company since June 2002 and is a special independent director nominee. He is currently Treasurer of the Asociación Vamos México A.C., consultant to the Presidency of Grupo Televisa, S.A. and a member of its Board and its Executive Committee. He was Chief Executive Officer of Corporacion Geo S. A. de C. V. from February 2006 to February 2007.  Mr. Perezalonso was the Chief Executive Officer of Aeroméxico (Aerovías de México, S.A. de C.V.) from 2004 until December 2005. From 1980 until February 1998, Mr. Perezalonso held various positions with Grupo Cifra S.A. de C.V., the most recent position being that of General Director of Administration and Finance. From 1998 until April 2001, he was Executive Vice President of Administration and Finance of Grupo Televisa, S.A. He is also a member of the investment committee of IBM de México. He is a member of the advisory council of Banco Nacional de México, S.A. de C.V., the board and of the investment committee of Afore Banamex, the board and of the investment committee of Siefore Banamex No. 1, and is a member of the Boards of Corporacion Geo S. A. de C. V., Gigante, S.A. de C.V., International Center for Human Development, Costa Rica, Masnegocio Co. S. de R.L. de C.V., and Financiera Compartamos, S.A. de C.V., SFOL. Mr. Perezalonso is a member of the Audit Committee of Televisa S.A. de C.V. and Cablevision, S.A. de C.V. Mr. Perezalonso has a law degree from the Iberoamerican University and a Master’s degree in Business Administration from the Business Administration Graduate School for Central America (INCAE). Mr. Perezalonso has also attended the Corporate Finance program at Harvard University.

Juan Rebolledo Gout,   Director. Mr. Rebolledo has been a director of the Company since May 30, 2003. Mr. Rebolledo has been International Vice President of Grupo México S.A.B. de C.V. since 2001. He was Deputy Secretary of Foreign Affairs of Mexico from 1994 to 2000 and Deputy Chief of Staff to the President of Mexico from 1993 to 1994. Previously, he was Assistant to the President of Mexico (1989-1993), director of the “National Institute for the Historical Studies of the Mexican Revolution” of the Secretariat of Government (1985-1988), Dean of Graduate Studies at the National Autonomous University of Mexico, Political Science Department (1984-1985), and professor of said university (1981-1983). Mr. Rebolledo holds a law degree from the National Autonomous University of Mexico, an MA in philosophy from Tulane University, and an LLM from Harvard Law School.

Carlos Ruiz Sacristán,   Director. Mr. Carlos Ruiz Sacristán has been a director of the Company since February 12, 2004 and is a special independent director nominee. Since November 2001, he has been the owner and managing partner of Proyectos Estrategicos Integrales, a Mexican investment banking firm specialized in agricultural, transport, tourism, and housing projects. Mr. Ruiz has held various distinguished positions in the Mexican government, the most recent being that of Secretary of Communication and Transportation of Mexico from 1995 to 2000. While holding that position, he was also Chairman of the Board of Directors of the Mexican-owned companies in the sector, and member of the Board of Directors of development banks. Mr. Ruiz holds a Bachelor’s degree in Business Administration from the Anahuac University of Mexico City, and an MBA degree from Northwestern University of Chicago.

Security Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to those persons who are known by us to have been, as of December 31, 2006, except as otherwise indicated, beneficial owners of more than five percent of our outstanding Common Stock.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock
Americas Mining Corporation 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028 (a)	221,113,178	75.09%

(a)   As a result of a two-for-one split of the Company’s outstanding Common Stock, effective October 2, 2006, each holder of record at the close of business on September 15, 2006 received one additional share of common stock for each share owned.  Therefore AMC currently owns 221,113,178 shares of our Common Stock.

Beneficial Ownership of Management

The information set forth below as to the shares of our Common Stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 2006.

	Southern Copper Corporation
	Shares of Common Stock Beneficially Owned (a)	Percent of Outstanding Common Stock
Germán Larrea Mota-Velasco(c)(e)	3,200	(b)
Oscar González Rocha (e)	400	(b)
Emilio Carrillo Gamboa (e)	1,600	(b)
Alfredo Casar Pérez	400	(b)
Jaime Fernando Collazo González (e)	400	(b)
Xavier García de Quevedo Topete (e)	1,200	(b)
J. Eduardo González Félix	0
Harold S. Handelsman (e)	2,000	(b)
Genaro Larrea Mota-Velasco (e)	1,200	(b)
Armando Ortega Gómez	0
Luis Miguel Palomino Bonilla (e)	1,600	(b)
Gilberto Perezalonso Cifuentes (e)	2,400	(b)
Juan Rebolledo Gout (e)	400	(b)
Carlos Ruiz Sacristán (e)	1,600	(b)
All nominees, directors and officers as a group (18) individuals(d)	16,560

(a)   Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.

(b)   Less than 0.5%.

(c)   Mr. Larrea disclaims beneficial ownership over our shares owned by AMC, which in turn is controlled by Grupo México   S.A.B. de C.V.

(d)  Includes 160 shares of Mr. José N. Chirinos, our Comptroller.

(e)             As a result of a two-for-one split of the Company’s outstanding Common Stock, effective October 2, 2006, each holder of record at the close of business on September 15, 2006 received one additional share of common stock for each share owned.

In addition, the following information is provided in satisfaction of applicable rules of the Securities and Exchange Commission (“SEC”). Grupo México S.A.B. de C.V. (“Grupo Mexico”) is a Mexican corporation with its principal executive offices located at Baja California 200, Colonia Roma Sur, 06760 Mexico City, Mexico. Grupo Mexico’s principal business is to act as a holding company for shares of other corporations engaged in the mining, processing, purchase and sale of minerals and other products and railway services. Grupo Mexico shares are listed on the Mexican Stock Exchange.

The largest shareholder of Grupo Mexico is Empresarios Industriales de Mexico, S.A. de C.V., a Mexican corporation (“EIM”). The principal business of EIM is to act as a holding company for shares of other corporations engaged in a variety of businesses including mining, construction, real estate and drilling. The Larrea family, including Mr. Germán Larrea, directly controls the majority of the capital stock of EIM and directly and indirectly controls a majority of the votes of the capital stock of Grupo Mexico.

Director/Officer	Beneficial Ownership of Grupo Mexico Shares
Oscar González Rocha (a)	668,209
Alfredo Casar Pérez	719,188
Genaro Larrea Mota-Velasco	29,040,000
Remigio Martinez Muller	27,697
Vidal Muhech Dip	20,000
Armando Ortega Gómez	2,561
Juan Rebolledo Gout	52,000

Total	30,529,655

(a) Mr. Oscar González Rocha has the right to acquire 298,355 additional Grupo Mexico shares within two years under Grupo Mexico’s stock purchase plans.

Except as set forth above, and to our knowledge, none of the nominees, directors and executive officers named in the Summary Compensation Table beneficially own any equity security of Grupo Mexico.

Audit Committee Report

In 2006, the Southern Copper Corporation Audit Committee was comprised of three independent directors, Messrs. Emilio Carrillo Gamboa, Luis Miguel Palomino Bonilla, and Gilberto Perezalonso Cifuentes. Mr. Perezalonso has been a member of the Audit Committee since June 2002.

Mr. Emilio Carrillo Gamboa was elected to the Board on May 30, 2003 and to the Audit Committee in July 2003. Mr. Carrillo chairs the Audit Committee. Mr. Luis Miguel Palomino Bonilla was elected to the Board and the Audit Committee on March 19, 2004.

Our Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Emilio Carrillo are independent of management and financially literate in accordance with the requirements of the NYSE and the SEC, as such requirements are interpreted by our Board of Directors in its business judgment. In addition, the Board of Directors determined that Messrs. Luis Miguel Palomino Bonilla and Gilberto Perezalonso Cifuentes are Audit Committee financial experts, as the Board of Directors interprets this requirement in its business judgment. The Board of Directors also determined that Messrs. Palomino and Perezalonso satisfy the accounting or related financial management expertise standard required by the NYSE, as the Board of Directors interprets this requirement in its business judgment. The Audit Committee met five times in

2006, with 100% attendance by Messrs. Emilio Carrillo Gamboa, Gilberto Perezalonso Cifuentes, and Luis Miguel Palomino Bonilla.

The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our web site. The charter for the Audit Committee sets forth the authority and responsibilities of the Audit Committee. The functions of the Committee include approving the engagement of independent accountants, reviewing and approving the fees, scope and timing of their other services, and reviewing the audit plan and results of the audit. The Committee also reviews our policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

In connection with the Audit Committee’s responsibilities, the Audit Committee has taken the following actions:

(1)            reviewed and discussed the consolidated audited financial statements with management and the independent accountants;

(2)            discussed with the independent accountants, PwC, the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (Audit Committee Communications);

(3)            received the written disclosures and the letters from PwC required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with PwC its independence from us and our management;

(4)            discussed with our internal and independent accountants, PwC, the overall scope and plans of their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our financial reporting;

(5)            recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC; and

(6)            selected PwC as our independent accountants for year 2007. Such selection is submitted for ratification by you at this annual meeting.

The Audit Committee:
Emilio Carrillo Gamboa
Luis Miguel Palomino Bonilla
Gilberto Perezalonso Cifuentes

Principal Accountant Fees and Services

The following is a summary of fees we were or will be billed by PwC for professional services rendered for 2005 and 2006 fiscal years.

Fee Category	2006 Fees
Audit Fees	$929,000
Audit-Related Fees	1,087,000
Tax Fees	427,144
All Other Fees	1,170,278
Total Fees	$3,613,422

Fee Category	2005 Fees
Audit Fees	$687,000
Audit-Related Fees	1,391,000
Tax Fees	23,271
All Other Fees	1,778,018
Total Fees	$3,879,289

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of our financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees

Audit-Related Fees consist of fees for professional services provided by PwC not described above under “Audit Fees” in connection with their audit of the effectiveness of our internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, which amounted to $1,087,000 for the 2006 fiscal year and $1,391,000 for the 2005 fiscal year.

Tax Fees

In 2006, Tax Fees consist of fees for tax services provided by PwC in connection with quarterly financial or tax requirements, which amounted to $377,577.  In addition, in 2006 a fee of $49,567 was paid in connection with certain tax issues, including those relating to the possible acquisition of the Tintaya project.

In 2005, Tax Fees consist of fees for tax services provided by PwC in connection with quarterly financial or tax requirements, and certain other tax issues, amounting to $23,271.

All Other Fees

In 2006, all other fees for services, other than those described above, consisted primarily of a $311,858 fee for professional advisory services rendered in connection with an issue of $400 million 7.5% notes and the filing of a Form S-4 in June 2006; a fee of $72,600 for the due diligence regarding the possible acquisition of the Tintaya project; a fee of $125,000 for assurance and technical specialist involvement related to SEC, NYSE, PCAOB, and US GAAP compliance; a fee of $130,000 for environmental assurance and sustainability reports; a fee of $312,000 for consulting services related to improving our compliance with corporate governance regulations and practices, including internal control procedures and issues; a fee of $88,560 for improving, based on best practices of public use, or available in the PwC’s data base, our financial worksheets at the macro level; and a fee of $71,230 for improving, based on best practices of public use, or available in the PwC’s data base, our financial worksheets at the micro level.  Additionally, all other fees include a fee of $59,030 for professional services rendered by PwC for the review of accounting issues relating to a potential investment in the Company.

In 2005, all other fees for services, other than those described above, consisted primarily of fees for services provided by PwC in connection with financial statements requirements and the registration process and other procedures related to the filing of a Form S-3 in the amount of $1,590,393, a non-audit fee of $4,500 to update documentation of the Lima office personnel, and review of accounting issues relating to comments from the SEC relating to our 2004 annual report filed on Form 10-K and our quarterly reports filed on Forms 10-Q for 2004 in the amount of $170,000, and $13,125 for services provided by PwC in connection with a Consulting Investment and Bond Plan review.

Audit Committee Pre-Approval Policies and Procedures

Our management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PwC. In 2006, all services provided by PwC were approved in advance by the Committee, except for PwC’s services, and a $59,030 related fee, for the review of accounting issues relating to a potential investment in the Company, which were ratified by the Audit Committee.

Compensation Committee Report

Our Company was acquired late in 1999 by Grupo Mexico, our indirect majority stockholder, which currently owns 75.1% of our stock.  Because we are a controlled company as defined by the NYSE we do not have a Compensation Committee comprised entirely by independent directors. The Compensation Committee is comprised of Messrs. Germán Larrea Mota-Velasco, our Chairman, Oscar González Rocha, our President and Chief Executive Officer, Xavier García de Quevedo Topete, our Executive Vice President and Chief Operating Officer, and Gilberto Perezalonso Cifuentes, one of our special independent directors.

The Committee met once in 2006.  Mr. Gilberto Perezalonso Cifuentes was unable to participate at the meeting but he received a complete report of the proceedings of the meeting and ratified the actions of the Committee.  The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on said review and discussion, the Compensation Committee has recommended to our Board of Directors the inclusion of the Compensation Discussion and Analysis in the 2006 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee:
Germán Larrea Mota-Velasco
Oscar González Rocha
Xavier García de Quevedo Topete
Gilberto Perezalonso Cifuentes

Compensation Discussion and Analysis

This Compensation Discussion and Analysis relates to and should be read together with our Summary Compensation Table and the information on related party transactions in this proxy statement.

Background and Role of Executive Officers in Determining Compensation:

The compensation of our executive officers is determined by our Chairman and other key executive officers, including Mr. Oscar González Rocha.  Mr. Oscar González Rocha does not participate in any decision relating to his own compensation.  Similarly, Messrs. J. Eduardo González Félix, our Vice President, Finance and Chief Financial Officer, Xavier García de Quevedo Topete, our Executive Vice President and Chief Operating Officer, and José N. Chirinos, our Comptroller do not participate in any discussion relating to their respective compensations.  Mr. Remigio Martinez Muller, our Vice President of Exploration, does not participate in any decision relating to his own compensation.

The executive officers compensated by us or one or more of our subsidiaries are Messrs. Oscar González Rocha, J. Eduardo González Félix, Xavier García de Quevedo Topete, José N. Chirinos and Remigio Martinez Muller.  Mr. Oscar González Rocha joined us in 1999 after having an outstanding career at Grupo Mexico and has been receiving compensation from us since March 2000.  Mr. Eduardo González Félix joined us in March 2005, also after serving as Chief Financial Officer of various subsidiaries of Grupo Mexico.  Mr. Xavier García de Quevedo Topete joined us in November 1999 after serving as President of Grupo Ferroviario Mexicano, S.A. de C.V. and of Ferrocarril Mexicano, S.A. de C.V.  Mr. José N. Chirinos has more than 40 years of service with us, having held various positions in accounting, administration, and finance.   In 2002, Mr. Remigio Martinez Muller joined us after serving as a Director of Exploration of Mexicana de Cobre, S.A. de C.V. Mr. Martinez has held several managerial positions within Grupo Mexico.

All our other executive officers, including Mr. Germán Larrea Mota-Velasco, our Chairman and Mr. Armando Ortega Gómez, our Vice President, Legal, General Counsel, and Secretary, are officers of Grupo Mexico or of certain of its subsidiaries and are compensated by Grupo Mexico or certain of its subsidiaries.  Messrs. Larrea and Ortega Gómez have only received fees and stock awards for their services as members of our Board of Directors.

Grupo Mexico, and our other affiliated companies, provide various services to us, including accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative and other support services. Grupo Mexico received payment from us for these services.  The total amount paid by us to Grupo Mexico for such services in 2006 was $13.8 million.

Compensation Objectives:

Our objectives in compensating our executive officers are to encourage the achievement of our business objectives and superior corporate performance by them.  Our business objectives include increasing production and lowering costs in a safe environment, maintaining customer satisfaction, market leadership, and enhancing shareholder value.  The principal objective of our compensation practices is to reward and retain executives with key core competency critical to our long-term management strategy.  We reward for results rather than on the basis of seniority, tenure or other entitlement.  We believe that our executive compensation practices align compensation with our business values and strategy.

Peruvian Compensation Practices:

Our Peruvian compensation practices take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Peruvian law, future challenges and objectives, contributions to the future success of our Company, the executive’s total compensation, and our financial performance.  We may also look at the compensation levels of comparable companies.

Our executive officers receive only cash-based compensation, which is currently paid.  The cash-base compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Peruvian law.  We also sponsor programs to recruit and retain qualified employees working in Peru.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year.  The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation.  Since 2000 we have not used the Southern Copper Corporation Incentive Compensation Plan to grant incentive cash payments to our executive officers or to our other key employees.  Also, since 2000 we have not used independent consulting organizations to assist us with our executive compensation policies.

The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives.  The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

All our employee compensation is denominated in Peruvian Nuevos Soles.  We convert the Peruvian Nuevos Soles into U.S. dollars using the exchange rate prevailing at the end of each pay period.

Stock Options:

We have not granted stock base compensation to any of our executive officers since 2000.   The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Pension Plans:

The Company has two noncontributory defined benefit pension plans covering former salaried employees in the United States and certain former employees in Peru.   Mr. Oscar González Rocha and Mr. Chirinos are not covered by our non-contributory retirement plans.  They are covered by the Peruvian private pension system (“AFP”), a mandatory pension system.   As required by Peruvian law, we retain every month a percentage of their salary and deposit the amount into their individual AFP accounts.  The percentage of the monthly salary retained and deposited varies each year and has ranged from 8% to 10% over the years.  Employees, including Mr. Chirinos, hired prior to 1995, received in 1995 a 13.53% salary increase to compensate them for the new deduction established by Peruvian law to participate in the mandatory pension system.  In 2006 we reported in the Summary Compensation Table that Mr. Chirinos had received payments of $17,395 in 2005 and $16,839 in 2004 pursuant to requirements of the AFP.  For 2006 we have included this increase in the salary reported for Mr. Chirinos.

Severance Benefits:

We do not have corporate plans providing severance benefits to our executives.  Our executive officers only receive severance benefits provided by Peruvian law.  If the employee is terminated by us and he or she has a fixed-term employment agreement, Peruvian law requires that we pay the employee salaries for the remaining of the term of his or her employment agreement.  Peruvian law also provides that if the employee has been dismissed without cause, he or she is entitled to one and one-half monthly salary for each year of service up to a maximum of eight years or twelve monthly salaries.  Peruvian law also provides that at the termination of employment an employee will be able to withdraw the full amount of the compensation for the years of service, known as CTS (“Compensación por Tiempo de Servicios”) in Peru, described below.  Our executive officers do not have change of control employment agreements.  Our Peruvian employees, including Mr. José Chirinos, do not have employment agreements.

Expatriate Employees:

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement with us. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, we have agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law, including severance benefits upon termination of employment.  Our contract employees and their dependents, including Mr. Oscar González Rocha, receive free travel from their home country at the commencement of each year of the contract and to their home country at its termination.  Mr. Oscar González Rocha and his spouse received, respectively, $1,481 and $1,481 as free travel in 2006.

Discretionary Cash Compensation:

(a)  Base Salary:

Mr. González Rocha and Mr. Chirinos received $405,764 and $178,754, respectively, as annual salary in 2006.

The base salary of Mr. Oscar González Rocha for 2006 increased 10%, which compares with prior increases of approximately 7% in 2005 and 2004.  The base salary of Mr. José Chirinos for 2006 increased around 4%, which is lower than the increase of approximately 9% received in 2005. Mr. Oscar González Rocha’s base salary at the commencement of his services with us is reflected in an employment agreement mandated by Peruvian law.  The base salaries of our executive officers follow the guidelines of salaries of other key employees of the Company.

(b)  Bonus:

Mr. Oscar González Rocha received a cash incentive payment of $353,137 for services rendered in 2006 in recognition of his performance and to reward him for his leadership, vision and focus.  Mr. José Chirinos also received a cash incentive payment of $38,668, also in recognition of his extraordinary performance in 2006.

Peruvian Mandated Cash Compensation:

(a)  Profit Sharing in the Profits of Our Peruvian Branch

Peruvian law requires that we, as well as all other mining companies in Peru, share 8% of the annual pre-tax profits of our Branch with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee in an amount not to exceed 18 times his or her monthly salary.  The excess is paid to a Peruvian pro-employment fund and to the regional governments where we operate, that is to say, the governments of Moquegua and Tacna in Peru.

Mr. González Rocha and Mr. Chirinos received, respectively, $562,212 and $318,827, as a participation in the pre- tax earnings of our Peruvian Branch in 2006.

(b)  Peruvian Legal Holiday Bonuses:

Peruvian law also requires payment each year of one month’s salary to each employee as a bonus for Peruvian Independence holidays and Christmas.

Mr. González Rocha and Mr. Chirinos received, respectively, $73,117 and $39,802, as Peruvian Independence holidays and Christmas bonuses in 2006.

(c)  Termination of Employment Compensation:

Additionally, as compensation for years of service or CTS, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable. This amount is deposited in a local bank of the employee’s choosing, in an individual account, which accrues interest paid by said bank.  For all legal purposes, the chosen bank acts as trustee of the deposited amounts.  The CTS funds can only be fully withdrawn when the employee terminates employment.

In 2006 we deposited $44,379 and $23,114, respectively, for Mr. González Rocha’s and Mr. Chirinos’ 2006 CTS compensation.

Peruvian Mandated Company Housing:

Peruvian law also requires that we provide residences at our operations in Toquepala, Cuajone, and Ilo for our salaried and non-salaried employees, including for Mr. Oscar González Rocha.  We provide a corporate residence in Lima, which Mr. Oscar González Rocha uses when he conducts business activities at our Lima headquarters.  We have calculated that the incremental cost to us for the personal use of the Lima residence by Mr. Oscar González Rocha amounted to $5,943 in 2006.  Our methodology in calculating the incremental cost consists of annual depreciation of the house plus maintenance expenses, less the rental fee paid by Mr. González Rocha.

Cash Compensation under Company Sponsored Programs:

(a)  Vacation  Compensation:

We provide vacation bonuses for all our salaried employees and payment for vacation travel to all our key salaried employees.

Mr. González Rocha received $33,213 as vacation bonus in 2006, and Mr. Chirinos received $16,967, as vacation bonus and travel in 2006.

(b)  Five Percent Benefit or “Quinquenio”:

We also provide voluntarily to all salaried employees and to non-salaried employees under agreement with our local labor unions, a benefit consisting of five percent of the monthly salary for each period of five years of service. We call this benefit, colloquially in Peru, the “quinquenio.”

Mr. González Rocha and Mr. Chirinos received, respectively, $20,288 and $56,418, as quinquenio in 2006.

Personal Benefits:

We paid $15,074 for air travel in 2006 to enable the spouse of Mr. Oscar González Rocha to accompany Mr. Oscar González Rocha on business travel, principally from Lima to our operations in Mexico, and then back to Lima.

Company Provided Car and Driver:

Mr. Oscar González Rocha and Mr. José N. Chirinos and other key salaried employees are provided with a Company car and a driver.  We consider that the use of Company cars by Mr. González Rocha and Mr. Chirinos and other key salaried employees is not a personal benefit but is integrally and directly related to the performance of their functions as key executives or salaried employees of one of the largest companies in Peru, is required for security reasons, and is consistent with local practice.

Mexican Compensation Practices:

Our Mexican compensation practices also take into account many factors, including individual performance and responsibilities, years of service, elements of compensation mandated by Mexican law, future challenges and objectives, contributions to the future success of our Company, the executive total compensation, and our financial performance.  We may also look at the compensation levels of comparable companies.

Our executive officers receive only cash-based compensation, which is currently paid.  The cash-base compensation has two principal components: base salary and bonus, which are discretionary, and compensation mandated by Mexican law.  We also sponsor programs to recruit and retain qualified employees working in Mexico.

The payment of bonuses is discretionary and we do not necessarily pay bonuses every year.  The payment of bonuses and the amount of the same depend, among other things, on our financial performance, our intensive capital investment plan, our future cash flow generation from operations, and our liquidity in general.

We do not provide compensation tied to specific pre-determined individual or Company performance criteria or long-term incentive compensation.  Also, we do not use independent consulting organizations to assists us with our executive compensation policies in Mexico.

The cash incentive payments granted to our executives are not based on pre-established performance targets or on targets that have been previously communicated to the executives.  The granting of the award and the amount of each award are discretionary and substantially uncertain until we decide to award them, generally at the beginning of each year.

All our Mexican employee compensation is denominated in Mexican Pesos.  We convert the Mexican Pesos into U.S. dollars using the exchange rate prevailing at the end of each pay period.

Stock Options:

We do not grant stock base compensation to any of our executive officers in Mexico. We offer to eligible employees in Mexico stock purchase plans (the “Employee Stock Purchase Plans”) through trusts that acquire shares of Grupo Mexico for future sales to our employees, and employees of subsidiaries and certain affiliated companies.  Our officers and directors, who are also officers of Grupo Mexico, are eligible to participate in the Employee Stock Purchase Plans.  Sales are at the approximate fair market value of the shares at the date of sale, and the employees pay for such shares over periods extending to a maximum of eight years on an interest-free basis.  The number of shares allotted to each eligible employee is determined by the employee’s position.  Certain key employees like Messrs. Oscar González Rocha, J. Eduardo González Félix, and Xavier García de Quevedo Topete  receive incentive cash bonuses which are used to purchase shares under the Employee Stock Purchase Plans.  These amounts are reflected in the Summary Compensation Table under the Bonus column.

Pension Plan:

Retirement benefits of our employees in Mexico are covered by the Mexican social security system mandated by Mexican law.  In addition, certain of our Mexican subsidiaries participate in a defined contribution pension plan, which complements the retirement benefits granted under the Mexican social security system.

Under the Mexican pension plan, non-union employees of Industrial Minera México, S.A. de C.V., and participating subsidiaries who have completed ten continuous years of employment with the participating subsidiary, including Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller, earn the right to receive certain benefits upon retirement at the normal retirement age of 70 or upon early retirement on or after age 60.  An employee may chose to retire at age 75 only upon receiving the proper consent of the participating company.

Employees contribute 3% of their monthly base salary to the plan and the employer matches the employees’ contributions with an additional 3%.  The funds are then invested in treasury or in marketable securities.  The fiduciary of such investment funds is an institution authorized by the Mexican government.  The plan is administered by a technical committee comprised of at least three unpaid individuals (who may be employees of the participating companies), which are appointed by the Company.  The plan may be amended or terminated at any time at the Company’s discretion, but such amendment or termination must preserve acquired rights of the employees.

Regardless of the manner in which an employee’s employment is terminated, he/she is entitled to receive his/her employee contributions and any amounts earned during his/her term of employment.  Any severance benefits received by the terminated employee will be deducted from any employer contribution to be received under the plan.  In the event of the retirement of an employee, he/she is entitled to receive amounts accrued under the plan.

Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $6,667, $2,730, and $2,995, respectively, in 2006 as our contributions under our Mexican pension plan.

Severance Benefits:

We do not have corporate plans providing severance benefits to our executives in Mexico.  Our executive officers only receive severance benefits provided by Mexican law or negotiated by us when we undertake workforce reductions at our operations.  Our executive officers in Mexico do not have change of control or employment agreements.

Discretionary Cash Compensation:

(a) Base Salary:

Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $222,323, $411,062, and $99,838, respectively, as annual salary in 2006.

(b) Bonus:

Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received cash incentive payments of $131,133, $344,977, and $23,455, respectively, for services rendered in 2006 in recognition of their performance in 2006.

Mexican Mandated Cash Compensation:

(a) Profit Sharing in the Profits of Our Mexican Operations:

Mexican law requires that we, as well as all other mining companies in Mexico, share 10% of the annual pre-tax profits of our operations with all our workers (salaried and non-salaried). This benefit is payable in cash to each employee.

Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $13,889, $0, and $7,319, respectively, as a participation in the pre-tax earnings of our Mexican operations in 2006.

(b) Mexican Legal Holiday Bonuses:

Mexican law also requires payment each year of at least 15 days’ salary to each employee, with at least one completed year of service, as a bonus for Christmas.  We give our employees in Mexico one month’s salary as Christmas bonus.

Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $18,527, $34,255, and $8,365, respectively, as Christmas bonus in 2006.

(c)          Vacation  Compensation:

We provide vacation bonuses for all our salaried employees, with at least one completed year of service, including our executive officers in Mexico, as required by Mexican law.  This vacation bonus consists of at least 25% of the salary earned during the vacation period.

Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $3,657, $9,135, and $4,183, respectively, as vacation bonus in 2006.

Cash Compensation under Company Sponsored Programs:

Pension Plan:

We offer our employees of Industrial Minera Mexico, S.A. de C.V. and participating subsidiaries the possibility of joining a defined contribution pension plan.  Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $ 6,667, $2,730, and $2,995, respectively, as employer contributions under our pension plan.  A more detailed description of the principal features of the pension plan can be found under “Pension Plan,” above.

Savings Plan:

We offer our employees the possibility of saving up to 13% of their salaries and we match this amount with our own contributions (but never in excess of ten times the minimum monthly salary).  These amounts are invested by us in marketable securities.  Amounts can be withdrawn at any time with proper notice after ceasing participation in the plan.  Messrs. J. Eduardo González Félix, Xavier García de Quevedo Topete, and Remigio Martinez Muller received $4,444, $3,977, and $4,086, respectively, as contributions under our savings plan.

Company Housing and Other Benefits:

Employees of certain of our Mexican units reside in town sites at La Caridad and Cananea mines, where we have built approximately 2,000 houses and apartments and 275 houses and apartments, respectively.  Employees of other units principally reside on the grounds of the mining or processing complexes in which they work and we have built approximately 900 houses and apartments for such employees.  Housing, together with maintenance and utility services, is provided at minimal cost to most of our employees.  Our town sites and housing complexes include educational and, in some units, medical facilities, churches, social clubs, shopping centers, banking and other services.  At certain units, health care is provided free of charge to employees and their families.  None of our executives working in Mexico receive these benefits.

What Is Our Compensation Designed to Reward?

Our compensation is designed to reward our executive officers for their efforts and dedication to us and for their ability to attract, motivate, and energize a high-performance leadership team, encouraging innovation in our employees, conceptualizing key trends, evaluating strategic decisions, and continuously challenging our employees to sharpen their vision and excel in performing their duties.  We also reward our executive officers for achieving the business plans that the Board has approved, for unique accomplishments and achievements, and for their leadership in managing our affairs in the locations in which it operates, mainly Peru and Mexico.

Why We Choose to Compensate Our Executives?

We choose to compensate our employees, including our executive officers, to grant them basic economic security at levels consistent with competitive local practices.  We believe that the compensation we provide to our employees, including our executive officers, permits us to retain our highly skilled and qualified workforce.

We are required to grant our employees certain elements of compensation mandated by Peruvian and Mexican law, as applicable.  Peruvian and Mexican law requires us to pay salaries to our employees commensurate with each job requirements and the experience and skills of every employee.  The level of each salary is determined by us.  We pay salaries and bonuses to reward and retain our excellent employees, including our executive officers.  We also provide other Company sponsored benefits to remain competitive in the Peruvian and Mexican labor markets and to reward our employees, including our executive officers.  The Peruvian five percent increase in monthly salary for each five years of service evolved as a benefit bargained by our labor unions and was later on extended to all salaried employees.  The Peruvian vacation bonus and vacation travel benefits evolved from our practice of compensating expatriate employees who worked in Peru and was later extended to certain key salaried employees, including executive officers working in Peru.

How Do We Determine Each Element of Compensation?

As previously indicated, factors that influence our decision to grant salary increases and bonuses include the performance and responsibilities measured in the areas of production, safety and environmental responsiveness at the individual and company-wide level, years of service, elements of compensation mandated by Peruvian and Mexican law, future challenges and objectives, contributions to the future success of our Company, the total executive compensation, and our financial performance.  Base pay also reflects the external market value for the particular position as well as the qualifications and experience of each individual.  To remain competitive, we may also compare our compensation structure with the compensation of comparable companies.

The amount and formula applicable to the other benefits are mandated by Peruvian and Mexican law or are sponsored by us for all salaried employees.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct, with certain exceptions, compensation in excess of $1 million to the Chief Executive Officer and our four other highest paid executive officers as required to be reported in our proxy statement. We do not believe that Section 162(m) will have any immediate material impact on us because, among other things, our officers’ salaries principally enter into the calculation of non-US source taxable income. Due to the availability of foreign tax credits, we will not normally incur a U.S. tax liability on our non-U.S. source taxable income. We will, however, continue to monitor our executive compensation programs to ensure their effectiveness and efficiency in light of our needs, including Section 162(m).

How Does Each Element and Our Decisions Regarding That Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements?

We take into account each element of compensation to determine the overall compensation of our executives.  It is our practice to grant relatively small salary increases commensurate with the cost of living increases in Peru and Mexico and tailor the amount of the incentive cash payments to balance the amounts of compensation mandated by Peruvian and Mexican law, principally the amounts received as profit participations.  In years in which the profit participation is high, the bonus or incentive cash payment will be reduced.  In years in which the profit participation is relatively modest, if our financial conditions permit, we tend to increase the amount paid in cash incentives.

Summary:

Our compensation practices are designed to comply with the requirements of Peruvian and Mexican law and with our goals and objectives to retain our key executives and reward them appropriately for their positive results.  We continue to monitor our compensation practices to remain competitive in the marketplace and to reward our executives for results that are consistent with the long-term interest of our Company and our stockholders.

Executive Compensation

Set forth below is certain information concerning the compensation for services in all capacities to us for the fiscal year ended December 31, 2006 of Mr. Oscar González Rocha, our President and Chief Executive Officer, of Mr. Eduardo González Félix, our Vice President, Finance and Chief Financial Officer, of Mr. José N. Chirinos, our Comptroller, and certain other of our highly compensated executive officers. Mr. Germán Larrea, our Chairman, and Mr. Armando Ortega Gómez, our Vice President, Legal, General Counsel and Secretary received no compensation from us in 2006 for services other than as a director.

Summary Compensation Table (a)

	Annual Compensation
Name and Principal				All Other Compensation
Position	Year	Salary	Bonus	(b)	Total
Oscar González Rocha President and CEO	2006	$405,764	$353,137	$757,189	$1,516,090
J. Eduardo González Félix Vice President, Finance and CFO	2006	222,323	131,133	47,184	400,640
Xavier García de Quevedo Topete Executive Vice President and COO	2006	411,062	344,977	50,097	806,136
José N. Chirinos Comptroller	2006	178,754	38,668	455,128	672,550
Remigio Martinez Muller Vice President, Exploration	2006	99,838	23,455	26,948	150,241

(a)             Compensation for all of our Peruvian and Mexican employees is denominated, respectively, in Peruvian Nuevos Soles and Mexican Pesos.  We convert the Peruvian Nuevos Soles and Mexican Pesos into U.S. dollars using the exchange rate prevailing at the end of each pay period.  The average rate for Peruvian Nuevos Soles was 3,275 Nuevos Soles for each U.S. dollar.  The average rate for Mexican Pesos was 10.901 Mexican Pesos for each U.S. dollar.

(b)            All Other Compensation consists mainly of programs sponsored by us and compensation mandated by Peruvian and Mexican law. Amounts shown for Mr. Oscar González Rocha consist of: $33,213 as vacation bonus paid by us in 2006, $73,117 as annual bonus for Peruvian Independence holidays and Christmas as mandated by Peruvian law, and $20,288 related to a Company sponsored benefit that provides for the payment of five percent of the monthly salary for each period of five years of service.

Mr. Oscar González Rocha received $5,943 in 2006 as a maintenance fee for his corporate residence, which he uses when he conducts business activities for the Company in Lima, Peru. Mr. Oscar González Rocha has residences at the Company’s operations provided by the Company, as mandated by Peruvian law. Peruvian law requires the payment of a profit participation in the pre-tax earnings of our Peruvian Branch. Under this program, Mr. Oscar González Rocha received $562,212 in 2006. Additionally, as a severance benefit, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Peruvian Independence holidays, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable, in a bank account of the employee’s choosing, which accrues interest paid by the bank, until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, $44,379 in severance benefits was deposited on behalf of Mr. Oscar González Rocha in 2006.  Additionally, we paid $15,074 for air travel in 2006 to enable the spouse of Mr. Oscar González Rocha to accompany Mr. Oscar González Rocha on business travel, principally from Lima to our operations in Mexico, and then back to Lima.  Also, in accordance with his expatriate employment agreement Mr. González Rocha and his spouse each received $1,481 as free travel to and from their home country in 2006.

Amounts shown for Mr. Eduardo González Félix consist of: $3,657 as vacation bonus paid by us in 2006 and $18,527 as annual bonus for Christmas, as mandated by Mexican law.  Mexican law requires the payment of a profit participation in the pre-tax earnings of our Mexican Operations. Under this program, Mr. Eduardo González Félix received $13,889 in 2006.  In addition, Mr. Eduardo González Félix received $6,667 in 2006 as our contribution under our Mexican pension plan and $4,444 for 2006 as our contribution under our Mexican savings plan.  See Director Compensation Table for Director’s fees paid to Mr. Eduardo González Félix in 2006.

Amounts shown for Mr. Xavier García de Quevedo Topete consist of: $9,135 as vacation bonus  and $34,255 as annual bonus for Christmas paid by us in 2006, as mandated by Mexican law.   Mr. Xavier García

de Quevedo Topete received $2,730 in 2006 as our contribution under our Mexican pension plan and $3,977 as our contribution under our Mexican savings plan.  See Director Compensation Table for Director’s fees paid to Mr. Xavier García de Quevedo Topete in 2006.

Amounts shown for Mr. José N. Chirinos, consist of: $14,944 as vacation bonus paid by us in 2006, $39,802 as annual bonus for Peruvian Independence holiday and Christmas in 2006, as mandated by Peruvian law, $2,023 for vacation travel in 2006, and $56,418 for 2006 related to a Company sponsored benefit that provides for the payment of five percent of the monthly salary for each period of five years of service.

Peruvian law requires the payment of a profit participation in the pre-tax earnings of our Peruvian Branch. Under this program, Mr. José N. Chirinos received $318,827 in 2006. Additionally, as a severance benefit, Peruvian law requires a deposit of one twelfth of an employee’s annual salary, vacation, travel, Peruvian Independence holiday, Christmas, dependents and service award bonus, each year, for each employee (whether Peruvian or expatriate) working in Peru, as applicable, in a bank account of the employee’s choosing, which accrues interest paid by the bank, until the employee terminates employment, at which time the employee is eligible to receive the funds. Under this program, $23,114 in severance benefits was deposited on behalf of Mr. José N. Chirinos in 2006.

Amounts shown for Mr. Remigio Martinez Muller consist of: $4,183 as vacation bonus  and $8,365 as annual bonus for Christmas paid by us in 2006, as mandated by Mexican law.  Mexican law requires the payment of a profit participation in the pre-tax earnings of our Mexican Operations. Under this program, Mr. Remigio Martinez Muller received $7,319 in 2006.  In addition, Mr. Remigio Martinez Muller received $2,995 in 2006 as our contribution under our Mexican pension plan and $4,086 for 2006 as our contribution under our Mexican savings plan.

Option Grants, Exercises, and Fiscal Year-End Values

No options were granted in 2006.  The Stock Incentive Plan, under which options and stock awards could have been granted, expired by its terms on January 1, 2006.

Option Exercises and Fiscal Year-End Values

No options were exercised in 2006.

Retirement Plans

None of our executive officers are covered by our pension plans.

Severance Benefit

As described above in the Compensation Discussion and Analysis, we provide severance benefits as required by Peruvian and Mexican law.

Employment Agreements

Pursuant to Peruvian laws concerning expatriate employees, Mr. Oscar González Rocha entered into an employment agreement. The employment agreement is in effect for a term of one year and may be extended for additional periods. In accordance with the terms of the employment agreement, the Company has agreed to provide Mr. Oscar González Rocha (and any other expatriate employees) with benefits as required by Peruvian law. Under the employment agreement, Mr. Oscar González Rocha may resign at any time by providing us with 30 days’ notice. The employment agreement also provides that we may dismiss Mr. Oscar González Rocha for serious offenses as established by Peruvian law.

Terminated employees are also entitled to receive severance benefits as required by Peruvian law.

Related Party Transactions

In 2006, we had entered into certain transactions in the ordinary course of business with parties that are controlling stockholders or their affiliates.

These transactions include the lease of office space, air transportation and construction services and products and services relating to mining and refining.  We lend and borrow funds among affiliates for acquisitions and other corporate purposes.  These financial transactions bear interest.

In 2006, we sold to Asarco LLC (“Asarco”), an affiliate of Grupo Mexico, $0.3 million of metal products.  In 2006, there were no purchases of metal products and tolling services from Asarco.

Grupo Mexico, our ultimate parent and our majority indirect stockholder, and our affiliates, provide various services to us.  In 2006, these activities were principally related to accounting, legal, tax, financial, treasury, human resources, price risk assessment and hedging, purchasing, procurement and logistics, sales and administrative and other support services. Grupo Mexico received payment from us for these services. The total amount paid by us to Grupo Mexico for such services in 2006 was $13.8 million. We expect to continue to pay for these support services going forward in an amount of $13.8 million per year.

Our Mexican operations paid fees of $17.2 million in 2006, primarily for freight services provided by Ferrocarril Mexicano, S.A. de C.V., a subsidiary of Grupo Mexico.

In addition, our Mexican operations paid $29.8 million in 2006 for construction services provided by Mexico Constructora Industrial, S.A. de C.V., an indirect subsidiary of Grupo Mexico.

The Larrea family controls a majority of the capital stock of Grupo Mexico, and has extensive interests in other businesses, including oil drilling services, construction, aviation and real estate. We engage in certain transactions in the ordinary course of business with other entities controlled by the Larrea family relating to mining and refining services, the lease of office space, and air transportation and construction services. In connection with this, we paid fees of $5.5 million in 2006.  Additionally, in the third quarter of 2006 our Mexican subsidiary provided a short-term, interest bearing loan of $10.6 million to Mexico Transportes Aereos, S.A. de C.V. (“MexTransport”) for the purchase of an airplane.  MexTransport, a company controlled by the Larrea family, provides aviation services to our Mexican operations.

Additionally, in 2006 we purchased $5.5 million of industrial material from companies in which Mr. Carlos González, a son of our President and Chief Executive Officer has proprietary interest. In addition, we purchased $0.5 million in 2006 of industrial material from companies in which Mr. Alejandro González, a son of our President and Chief Executive Officer, is employed as a sales representative.

It is anticipated that in the future we will enter into similar transactions with such parties.

During 2006, the Audit Committee reviewed and did not object to any of the related party transactions reported in this proxy statement. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a policy on January 24, 2007, which shall be followed in connection with all of our related party transactions. This policy formalizes the procedures followed by the Audit Committee for previous years.  Related parties are those defined as such by the SEC.  Our policy requires us to report all related party transactions in our filings with the SEC and as required by accounting requirements.

It is our policy that the Audit Committee shall review all related party transactions.  The Company is prohibited from entering or continuing a material related party transaction that has not been reviewed and approved or ratified by the Audit Committee. Our Certificate specifically provides that the Company is prohibited from engaging in any material affiliate transaction unless the transaction has been reviewed by a committee of at least three members of the Board of Directors, each of whom must satisfy the independence standards of the New York Stock Exchange (or any other exchange or association on which the Common Stock is listed).  A material affiliate transaction is defined as a transaction, business dealing or material financial interest in any transaction, or any series of transactions between Grupo Mexico or one of its affiliates (other than us or any of our subsidiaries), on the one hand, and us or one of our subsidiaries, on the other hand, that involves an aggregate consideration of more than $10,000,000.  We believe that the Audit Committee is best suited to review any material affiliate transaction.

The Audit Committee may delegate authority to grant such approvals or ratifications to one or more members of the Audit Committee with the requirement that such member or members present any decisions made pursuant to such delegated authority to the full Audit Committee at its next scheduled meeting.

Management reports all related party transactions to the Audit Committee at each meeting.  Material related party transactions are reported to the full Board of Directors. There is a presumption that the Audit Committee has approved or ratified the related party transaction if the Committee has reviewed the transaction and made no observations or objections to same.

In reviewing a related party transaction the Audit Committee considers all of the relevant factors surrounding the transaction including:

(1)          whether there is a valid business reason for us to enter into the related party transaction consistent with the best interests of the Company and our stockholders;

(2)          whether the transaction is negotiated on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally;

(3)          whether the Audit Committee determines that it has been duly apprised of all significant conflicts that may exist or may otherwise arise on account of the transaction, and it believes, nonetheless, that we are warranted in entering into the related party transaction and have developed an appropriate plan to manage the potential conflicts of interest;

(4)          whether the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

(5)          whether the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and/or

(6)          whether the interest of the related party or that of a member of the immediate family of the related party arises solely from the ownership of our class of equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our directors representing Grupo Mexico are executive officers of Grupo Mexico or its affiliates. Messrs. Germán Larrea Mota-Velasco, Oscar González Rocha, Xavier García de Quevedo Topete, and Gilberto Perezalonso Cifuentes comprise the Compensation Committee of the Board. See also “Certain Transactions.”

“Controlled Company” Exception to NYSE Rules

A company of which more than 50% of the voting power is held by a single entity, a “controlled company”, need not comply with the requirements of the NYSE corporate governance rules requiring a majority of independent directors and independent compensation and nomination/corporate governance committees.

We are a controlled company as defined by the rules of the NYSE. Grupo Mexico currently owns indirectly 75.1% of our stock. We have taken advantage of the exceptions to the corporate governance rules of the NYSE. We have four special independent directors nominated by the Special Nominating Committee, Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán.  Mr. Emilio Carrillo Gamboa is our fifth independent director. At its meeting on January 25, 2007, the Board of Directors determined that Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Carlos Ruiz Sacristán and Emilio Carrillo Gamboa are independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment.

 Corporate Governance Guidelines, Committee Charters and Code of Ethics

We have adopted Corporate Governance Guidelines for the Board of Directors and charters for the Audit, Special Nominating, Governance, and Compensation Committees. We also have in place a Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, comptroller, all officers, directors and our employees, including the persons performing accounting or financial functions. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Committee charters, may be accessed free of charge by visiting our web site at www.southerncoppercorp.com.  Copies of these documents are also available in print by written request directed to our Secretary, at Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru.

In accordance with Section 303A.03 of the corporate governance rules of the NYSE, an executive session of non-management directors is scheduled on the occasion of each of our regularly scheduled Board meetings. For such purpose, our Chairman invites the non-management directors to hold the executive session and all other members are asked to leave the boardroom. The non-management directors decide on each occasion if there are matters that warrant holding the executive session and the directors designate for each session, the director who will preside at each executive session. This policy is disclosed in Section 5.4 of our Corporate Governance Guidelines posted on the Company’s web site at www.southerncoppercorp.com.

We intend to report any amendments to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, comptroller and other persons performing similar functions.

Corporate Governance Committee

The primary functions of the Corporate Governance Committee are (a) to consider and make recommendations to the Board concerning the appropriate function and needs of the Board, (b) to develop and recommend to the Board corporate governance principles, and (c) to oversee evaluation of the Board and management.  The Committee is comprised of Messrs. Germán Larrea-Mota Velasco, Oscar González Rocha, Xavier García de Quevedo-Topete, and Emilio Carrillo Gamboa.  The Committee did not meet in 2006.

The Committee has the authority to delegate any of its authority to subcommittees designated by the Corporate Governance Committee, to the extent permitted by law. The Corporate Governance Committee has the sole authority to retain and terminate any counsel or other advisors, including sole authority to approve the fees and other retention terms.

Special Independent Directors/Special Nominating Committee

The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.

The Special Nominating Committee consists of three directors, two (2) of whom are Luis Miguel Palomino and Carlos Ruiz Sacristán (each an “Initial Member” and, together with their successors, “Special Designees”) and such other director, currently Xavier García de Quevedo Topete, as may be appointed by the Board of Directors or the “Board Designee”. The Board Designee will be selected annually by the Board of Directors. The Special Designees will be selected annually by the members of the Board who are special independent directors or Initial Members. Only special independent directors can fill vacancies on the Special Nominating Committee. Any member of the Special Nominating Committee may be removed at any time by the Board of Directors for cause. The unanimous vote of all members of the nominating committee will be necessary for the adoption of any resolution or the taking of any action.

Our Certificate provides that the number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.

The Special Nominating Committee has nominated Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán as special independent directors. Mr. Emilio Carrillo is our fifth independent director.  At its meeting on January 25, 2007, the Board of Directors approved the nomination of special independent directors made by the Special Nominating Committee and endorsed the determination made by the Special Nominating Committee that Messrs. Harold S. Handelsman, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán are independent of management in accordance with the requirements of the NYSE, as such requirements are interpreted by the Special Nominating Committee and our Board of Directors in their respective business judgments. The Board of Directors also determined that Mr. Emilio Carrillo is independent of management in accordance with the requirements of the NYSE as such requirements are interpreted by our Board of Directors in its business judgment. Notwithstanding the foregoing, the power of the Special Nominating Committee to nominate special independent directors is subject to the rights of the stockholders to make nominations in accordance with our by-laws.

The Special Nominating Committee did not meet in 2006, except to make the above-mentioned nominations and determinations prior to the 2006 annual meeting of stockholders. The Special Nominating Committee considers and makes recommendations to the Board of Directors with respect to the nominations for special independent directors. The Committee considers recommendations for special independent director nominees to the Board of Directors from all sources. Recommendations for special independent director nominees should be sent in writing to our Secretary.

The Special Nominating Committee’s Charter sets forth that it shall have the authority to:

•       consider and recruit candidates to fill the positions on the Board allocated to special independent directors taking into account the Board’s current composition and core competencies and the needs of the Board as a whole;

•       apply criteria for Board membership that require special independent directors to satisfy the independence requirements, possess financial and business competency, high ethical standards and integrity, intelligence and judgment, sufficient time to devote to our matters, and a history of achievement;

•       review and consider candidates from all sources;

•       conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates;

•       recommend the special independent director nominees for approval by the Board and you;

•       fill any vacancy created by the removal, resignation or retirement from the Board of any special independent director; and

•       evaluate annually the Committee’s own performance and the adequacy of the charter, and report on the same to the Board.

The Committee has the authority to delegate any of its authority to subcommittees designated by the Committee, to the extent permitted by law. However, the Committee has the sole authority to retain and terminate any advisor, including counsel and any search firm used to identify special independent director candidates, and to approve the fees and other retention terms of said advisors.

Compensation of Directors

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Germán Larrea Mota-Velasco (a)	$44,000	$18,734	$62,734
Oscar González Rocha	—	—	—
Emilio Carrillo Gamboa (a)	$68,000	$18,734	$86,734
Alfredo Casar Pérez (a)	$11,000	$22,624	$33,624
Jaime Fernando Collazo González (a)	$44,000	$18,734	$62,734
Xavier García de Quevedo Topete (a)	$44,000	$18,734	$62,734
J. Eduardo González Félix (a)	$44,000	$18,734	$62,734
Harold S. Handelsman (a)	$39,000	$18,734	$57,734
Genaro Larrea Mota-Velasco (a)	$44,000	$18,734	$62,734
Armando Ortega Gómez (a)	$44,000	$18,734	$62,734
Luis Miguel Palomino Bonilla (a)	$74,000	$18,734	$92,734
Gilberto Perezalonso Cifuentes (a)	$68,000	$18,734	$86,734
Juan Rebolledo Gout (a)	$44,000	$18,734	$62,734
Carlos Ruiz Sacristán (a)	$44,000	$18,734	$62,734

(a)             Directors domiciled outside Peru are subject to a 30% income tax withholding.

Each director receives compensation in the amount of $20,000 per year and $6,000 for attendance in person at each meeting. For attendance by telephone conference the compensation is $1,000 for each meeting.  All Directors are reimbursed by us for all meeting related expenses.

We have a Directors’ Stock Award Plan pursuant to which directors who are not compensated as our employees are entitled to an award of 400 shares of Common Stock upon election to the Board and 400 additional shares of Common Stock following each annual meeting of stockholders thereafter. This reflects the two-for-one stock split, which became effective on October 2, 2006.  This Plan will expire by its terms on January 31, 2016.

Attendance of Directors

The Board of Directors met four times at its regularly scheduled meetings in 2006, with 75% attendance by Mr. Perezalonso and Mr. Carrillo Gamboa, and 100% attendance by all directors, including Alfredo Casar Pérez, of the one meeting he was eligible to attend.

We do not have a policy requiring attendance by directors at the annual meeting of stockholders. Mr. Oscar González Rocha, our President, chaired the 2006 annual meeting of stockholders. Messrs. Armando Ortega Gómez, Jaime Fernando Collazo González, J. Eduardo González Félix, and Juan Rebolledo Gout attended. The absence of all other directors was excused.

Shareholder Communications with Directors

You or other persons wishing to write to our Board of Directors or a specified director or committee of the Board should send correspondence to our Secretary at Southern Copper Corporation, 11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, or at Southern Copper Corporation, Av. Caminos del Inca 171, Chacarilla del Estanque, Santiago de Surco, Lima-33, Peru.

All communications so received from you or other interested parties will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our records and other information, we believe that all filing requirements of the SEC applicable to our executive officers, directors, and ten percent or more owners were complied with for 2006, except that Mr. Oscar González Rocha, our President and Chief Executive Officer, filed one late report covering the acquisition of 200 shares in August 2001.

APPROVAL OF PROPOSALS BY STOCKHOLDERS

The Board of Directors recommends that you vote FOR the following proposals.

PROPOSAL TO ELECT OUR
FOURTEEN DIRECTORS

The Board of Directors recommends that you vote in favor of the election of Emilio Carrillo Gamboa, Alfredo Casar Pérez, Jaime Fernando Collazo González, Xavier García de Quevedo Topete, Oscar González Rocha, J. Eduardo González Félix, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristán as directors of the Company to represent you.

PROPOSAL TO AMEND OUR BY-LAWS

Summary of Request for Approval

You are asked to vote FOR an amendment to our by-laws that would eliminate provisions that have been made extraneous or inconsistent with our Certificate as a result of the elimination of our Class A Common Stock.  The Class A Common Stock was eliminated on May 19, 2005 when all Class A Common Stock converted on a share-by-share basis into newly-issued shares of Common Stock.  If approved, this amendment will conform our by-laws to our Certificate and eliminate the discrepancy between both texts that exists today.  Shareholder rights are unaffected as a result of these changes since under Delaware law the provisions of our Certificate preempt any inconsistent provisions of our by-laws.

Description of Amendments

Section 1.02 of our by-laws, which deals with special meetings of stockholders, provides that holders of at least 10% of the Class A Common Stock have the right to call a special meeting of stockholders and upon  conversion of the Class A Common Stock, a holder of at least 10% of the Common Stock has this right.  The proposed amendment would simplify the section eliminating the references to the Class A Common Stock.  The right of a holder of at least 10% of the Common Stock to call a special meeting would remain unchanged.

Section 2.02 of our by-laws, which deals with the number, term of office, and qualifications of directors, contains references to the two classes of stock, Class A Common Stock and Common Stock, and to the requirement to have a Board of Directors of fifteen members, one of which is to be the President.  The proposed amendment would eliminate the references to the Class A Common Stock and conform the provisions of this section to our Certificate that provides that the Board may determine from time to time, by a majority resolution, the number of directors who will comprise the Board, provided the number is not less than six or more than fifteen.

Section 2.04 of our by-laws, which deals with the election of directors, contains references to the Class A Common Stock, including the right of the Class A stockholders to elect thirteen out of the fifteen directors by a separate class vote.  The proposed amendment would simplify the section by eliminating the references to the Class

A Common Stock and conforming it to our Certificate that provides that all the stockholders now vote as a single class on all matters submitted to the stockholders, including the election of directors, with each stockholder being entitled to one vote.

Section 2.09 of our by-laws, which deals with the removal of directors, sets forth the right of the directors elected by the Class A stockholders to be removed only if concurrently a new director is elected in accordance with a former stockholder agreement among the founding stockholders.  Under the proposed amendment the right of the Common Stockholders holding a majority of outstanding shares to remove directors for cause or otherwise would remain unchanged.  Once the amendment is approved, the special provisions for the removal and concurrent reelection of the Class A Common Stock director will be replaced with the requirement that if a special independent director elected in accordance with our Certificate is removed a replacement special independent director must be elected in accordance also with our Certificate.

Finally, the proviso to Section 8.05, which deals with the amendment to our by-laws, requires an 80% vote to amend the proviso and to amend Section 1.02 of Article I, Sections 2.02, 2.04 and 2.09 of Article II of our by-laws.  This proviso was intended to protect the interests of the Class A stockholders and is no longer necessary for that purpose.

Effect of Amendment

If approved, the amendment would allow us to conform our by-laws to our stockholder-approved Certificate, and simplify our by-laws by eliminating extraneous provisions.

Required Vote and Board Recommendation

This proposal will be adopted upon the affirmative vote of 80% of the voting power of all shares of Common Stock entitled to vote.  The proposed amendment would become effective immediately if it has been approved by the Common Stockholders.

The Board urges you to read carefully the proposed amendment to our by-laws (which are attached hereto as Appendix A) before voting on the proposed amendment to our by-laws.

Our Board of Directors believes that it is in the best interests of the Company and its stockholders to amend our by-laws as described above and recommends that you vote FOR the proposal.

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers S.C. were our independent accountants continuously from 1962 until 1999. PricewaterhouseCoopers S.C. is a world-class global auditing firm and is the world’s leading auditing firm for the mining industry. They have been our independent accountants since 2003. On January 24, 2007, the Audit Committee selected PricewaterhouseCoopers S.C. as our independent accountants for 2007.

The Board of Directors recommends that you ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers S.C. as our independent accountants for the calendar year 2007.

PricewaterhouseCoopers S.C. has advised us that neither the firm nor any of its members have any direct or material indirect financial interest in us or our subsidiaries. A representative of PricewaterhouseCoopers S.C. will be present at the stockholders’ meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PROPOSALS AND NOMINATIONS OF STOCKHOLDERS

Under SEC rules, proposals of stockholders intended to be presented at our 2008 annual meeting of stockholders must be received by us at our principal executive office in the United States (11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028, USA) by November 30, 2007 to be considered for inclusion in our proxy statement and form of proxy.

In addition, Section 2.03 of our by-laws, which deals with Notice of Stockholder Business and Nominations, provides that Common Stockholders seeking to nominate a director or propose business to be considered at an annual meeting of stockholders must give written notice to our Secretary regarding the proposed nominee and/or proposed business to be considered no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.  Accordingly, your nominations or proposals intended to be presented at our 2008 annual meeting of stockholders must be received by us by January 27, 2008 but not before December 28, 2007 (unless the date of the 2008 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the 2007 meeting).

OTHER INFORMATION

We are not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy are ratified to and will vote said proxy in accordance with their judgment on such matters.

The cost of soliciting proxies in the accompanying form will be borne by us. Georgeson Shareholder Communications Inc. has been employed to solicit proxies by mail, telephone or personal solicitation for net fees to be paid by us of $20,000, plus reasonable out-of-pocket expenses. A number of our regular employees, without additional compensation, may solicit proxies personally or by mail or telephone.

Southern Copper Corporation
Armando Ortega Gómez,
Secretary
Phoenix, AZ, March 29, 2007

APPENDIX A

[PLEASE NOTE THAT THE NEW TEXT IS BOLD AND UNDERSCORED, AND THE OLD TEXT IS CROSSED OUT]
EXCERPTED SECTIONS OF THE BY-LAWS
OF
SOUTHERN COPPER CORPORATION
(A Delaware Corporation)
(As last amended on April         , 2007)

SECTION 1.02.   Special Meetings.   Except as provided by Section 211(c) of the General Corporation Law of the State of Delaware with respect to meetings ordered by the Court of Chancery, special meetings of the stockholders may be called at any time but only by the Chairman of the Board, the President, the Board pursuant to a resolution approved by eight Directors or by a holder of shares representing at least 10% of the then outstanding number of shares of the Corporation’s ~~Class A~~ common stock (hereinafter referred to as Common Stock) ~~(as defined below). In the event that all outstanding shares of Class A Common Stock shall be converted into shares of Common Stock in accordance with the provisions of Paragraph 4.9 of the Certificate of Incorporation, then a holder of shares representing at least 10% of the then outstanding number of shares of the Corporation’s Common Stock may call a special meeting of the stockholders~~.

SECTION 2.02.   Number, Term of Office and Qualifications.   The number of directors ~~which shall constitute the entire Board~~of the Corporation shall be ~~one, until such~~ fixed from time to time ~~as such sole director shall increase the number of directors. At such time, the sole director shall increase the number~~ by resolution of ~~directors to fifteen,~~a majority of ~~which one~~ the Board of Directors, provided that the number of directors shall not be ~~the President of the Corporation. The Certificate of Incorporation designates two series of capital stock of the Corporation, Common Stock, par value one cent ($0.01) per share (the “Common Stock”), and Class A Common Stock, par value one cent ($0.01) per share (the “Class A Common Stock” and, together with the Common Stock, the “Common Shares”)~~less than six or more than fifteen.  The directors shall be elected annually at the annual meetings of the stockholders, and each director (whether elected at any annual meeting or to fill a vacancy or otherwise) shall hold office until his successor is elected and qualified or until his death or until he shall resign in the manner provided in Section 2.10, or shall have been removed in the manner provided in Section 2.09.

SECTION 2.04.   Election of Directors.   At each meeting of the stockholders for the election of directors, ~~(i)~~ the holders of Common Stock shall be entitled ~~by class vote, exclusive of all other stockholders,~~ to elect the Corporation’s directors, with each share of Common Stock entitled to one vote, such directors to be elected by a plurality of the votes cast at such election by the holders of Common Stock entitled to vote~~, and (ii) the holders of Class A Common Stock shall be entitled by class vote, exclusive of all other stockholders, to elect the remaining thirteen directors of the Corporation, one of whom shall be the President of the Corporation. In the event that all outstanding shares of Class A Common Stock shall be converted into shares of Common Stock (the effective date of the conversion of the last outstanding share of Class A Common Stock being the “Total Conversion Date”), then the thirteen members of the Corporation’s Board of Directors who previously were elected by the holders of the Class A Common Stock pursuant to this Paragraph 2.04 shall, at the next annual meeting of stockholders following such Total Conversion Date (or at a special meeting called after the Total Conversion Date for the purpose of electing directors), be elected by the holders of Common Stock, with each share of Common Stock entitled to one vote~~.

SECTION 2.09.   Removal of Directors.   Any director may be removed at any time, either for or without cause, by the affirmative vote in person or by proxy of stockholders holding of record in the aggregate a majority of the outstanding shares of the class of stock of the Corporation entitled to vote ~~for such director, voting as a class~~, given at a special meeting of said stockholders called for that purpose; provided, however, that with respect to the removal of special independent directors nominated in accordance with the provisions of ~~any director elected by the holders~~the Corporation’s Certificate of ~~Class A Common Stock~~Incorporation, a replacement special independent director shall be concurrently designated and elected in accordance with the requirements of ~~Section 2.2~~the Corporation’s Certificate of ~~the Stockholders’ Agreement~~Incorporation.

SECTION 8.05.   Amendments.   These By-Laws may be altered or amended at any meeting of the stockholders (annual or special) at which a quorum is present, if notice of the proposed alteration or amendment be contained in the notice of the meeting, by the affirmative vote of the holders of at least a majority of the voting power of all shares of Common Stock of the Corporation entitled to vote generally in the election of directors, or at any regular or special meeting of the Board; provided, however, that ~~Section 1.02 of Article I, Sections 2.02, 2.04 and 2.09 of Article II and this proviso to Section 8.05 of Article VIII shall not be altered, amended or repealed, and no provision inconsistent with such provisions shall be adopted, except by the affirmative vote of the holders of at least 80% of the voting power of all Common Shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to five votes; and provided, further, that~~ Article IX shall not be altered, amended or repealed, and no provision inconsistent with its provisions shall be adopted, except in accordance with the provisions of Section 9.17 therein.

SOUTHERN COPPER CORPORATION

PROXY

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders to be Held April 26, 2007.

The undersigned hereby appoints OSCAR GONZÁLEZ ROCHA, J. EDUARDO GONZÁLEZ FÉLIX and ARMANDO ORTEGA GOMEZ, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of Southern Copper Corporation, to be held at Baja California 200, Fifth Floor, Colonia Roma Sur, Mexico City, Mexico, on April 26, 2007, at 9:00 A.M., Mexico City time, and at any adjournment thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

Holders of Common Stock, are entitled to elect fourteen directors at the meeting. Please refer to the Proxy Statement for details.

PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors, and FOR proposals Nos. 2, and 3.

(Continued on the other side.)
SOUTHERN COPPER CORPORATION
P.O. Box 11179
New York, N.Y. 10203-0179

☒
Votes MUST be indicated (x) in Black or Blue ink.

Directors of SCC recommend a vote “For” Proposals 1, 2 & 3.

1.	Election of Directors	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below			☐	*EXCEPTIONS	☐

Common Stock Director Nominees: Emilio Carrillo Gamboa, Alfredo Casar Pérez, Jaime Fernando Collazo González, Xavier García de Quevedo Topete, Oscar González Rocha, J. Eduardo González Félix, Harold S. Handelsman, Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gómez, Juan Rebolledo Gout, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, and Carlos Ruiz Sacristán

(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the “Exception” box and write that nominee’s name in the space provided below.)

*Exception:

2.  Approve an amendment to our by-laws proposing to
eliminate the provisions that have been made extraneous
or inconsistent with our Amended and Restated
Certificate of Incorporation, as amended, as a result of
the elimination of our Class A Common Stock

				FOR	☐	AGAINST	☐	ABSTAIN	☐

3. Ratify the Audit Committee’s selection of PricewaterhouseCoopers S.C. as independent accountants for 2007.				FOR	☐	AGAINST	☐	ABSTAIN	☐

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Address Change
		Comments			If you have an Address Change, mark here.				☐

If you have any Comments on the reverse side of this card, mark here. ☐

Please sign exactly as name or names
appear on this proxy. If stock is held jointly,
each holder should sign. If signing as
attorney, trustee, executor, administrator,
custodian, guardian or corporate officer,
please give full title.

Date

Share Owner sign here

Co-Owner sign here